March 5, 2019

Vikram Grover

1340 Brook St. Unit M

St Charles, IL 60174

(212) 731-4806

vikgrover@comcast.net

Dear Vik,

2050 Motors Inc. (ETFM) is pleased to offer you the position of President, Chief Financial Officer, Secretary and Director of the Company. Your duties will include building the strategy of the Company on a go forward basis in the electric vehicle market and other growth industries, bringing the Company current with regard to its SEC reporting requirements, raising capital to bring vendors current and fund operations, and update shareholders on corporate matters and actions.

As part of a transition plan, current management and the Board are simultaneously tendering their resignations from the Company ETFM on March 6, 2019. By no later than March 15, 2019, as majority shareholder in ETFM, you will prepare Agreement between ETFM, public corporation, which owns the exclusive license and rights to the Jiangsu Aoxin New Energy Automobile Co., Ltd., (Aoxin) to import, distribute and assemble their automobiles in the USA and subsidiary, Nevada private corporation, 2050 Motors, Inc. (TFPC) for the following:

As consideration, 2050 Motors, Inc. (ETFM) will transfer to current Management and Investors, to be determined, in TFPC, eighty (80) percent ownership in exchange for retaining a twenty (20) percent ownership interest in 2050 Motors, Inc., Private Corporation (TFPC) and corporate note from TFPC in the amount of fifty thousand dollars ($50K) at 8% interest per annum to be paid out of net profits. ETFM will appoint William L. Fowler as President of 2050 Motors, Inc. private Nevada corporation (TFPC) to raise operating capital for expenses to negotiate terms and conditions to maintain Exclusive License with Aoxin.

I wish you all the success in your endeavors. Please countersign this letter to accept this offer.

Yours truly,	Accepting:

William L. Fowler, President	Vikram Grover

3420 Bunkerhill Drive, North Las Vegas, NV 89032 (818) 488-9322 http://www.2050motors.com